Exhibit 3.h

BYLAWS OF

CROWN CORK DE PUERTO RICO, INC.

ARTICLE I

STOCKHOLDERS

1.1	Meetings.

(a) Place. Meetings of the stockholders shall be held at such place as may be designated by the board of directors.

(b) Annual Meeting. An annual meeting of the stockholders for the election of directors and for other business shall be held at such time as may be fixed by the board of directors, on the fourth Thursday of April in each year (or if such is a legal holiday, on the next following business day), or on such other day as may be fixed by the board of directors.

(c) Special Meetings. Special meetings of the stockholders may be called at any time by the president, or the board of directors, or the holders of a majority of the outstanding shares of stock of the Company entitled to vote at the meeting.

(d) Quorum. The presence, in person or by proxy, of the holders of a majority of the outstanding shares of stock of the Company entitled to vote on a particular matter shall constitute a quorum for the purpose of considering such matter.

ARTICLE II

DIRECTORS

2.1 Number and Term. The board of directors shall have authority to (i) determine the number of directors to constitute the board, and (ii) fix the terms of office of the directors.

2.2 Meetings.

(a) Place. Meetings of the board of directors shall be held at such place as may be designated by the board or in the notice of the meeting.

(b) Regular Meetings. Regular meetings of the board of directors shall be held at such times as the board may designate by resolution. Notice of regular meetings need not be given.

(c) Special Meetings. Special meetings of the board may be called by direction of the president or any two members of the board on three days’ notice to each director, either personally or by mail or by telegram.

(d) Quorum. A majority of all the directors in office shall constitute a quorum for the transaction of business at any meeting.

2.3 Committees. The board of directors may by resolution adopted by a majority of the whole board designate one or more committees, each committee to consist of one or more directors and such alternate members (also directors) as may be designated by the board. In the absence or disqualification of any member of a committee, the member or members thereof present at any meeting and not disqualified from voting, whether or not he or they constitute a quorum, may unanimously appoint another director to act at the meeting in the place of any such absent or disqualified member.

ARTICLE III

OFFICERS

3.1 Election. At its first meeting after each annual meeting of the stockholders, the board of directors shall elect a president, treasurer, secretary and such other officers as it deems advisable.

3.2 Authority, Duties and Compensation. The officers shall have such authority, perform such duties and serve for such compensation as may be determined by resolution of the board of directors. Except as otherwise provided by board resolution (i) the president shall be the chief executive officer of the Company, shall have general supervision over the business and operations of the Company, may perform any act and execute any instrument for the conduct of such business and operations and shall preside at all meetings of the board and shareholders, (ii) the other officers shall have the duties usually related to their offices, and (iii) the vice president, or vice presidents in the order determined by the board, shall in the absence of the president have the authority and perform the duties of the president.

ARTICLE IV

TRANSFER OF SHARE CERTIFICATES

Transfers of share certificates and the shares represented thereby shall be made on the books of the Company only by the registered holder or by duly authorized attorney. Transfers shall be made only on surrender of the share certificate or certificates.

ARTICLE V

AMENDMENTS

These bylaws may be altered, amended or repealed at any regular or special meeting of the board of directors by the vote of a majority of all the directors in office or at any annual or special meeting of stockholders by the vote of the holders of a majority of the outstanding stock entitled to vote. Notice of any such annual or special meeting of stockholders shall set forth the proposed change or a summary thereof.

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